Exhibit 10.2
STOCK AWARD AGREEMENT
FIRST DATA CORPORATION
2015 OMNIBUS INCENTIVE PLAN
U.S. Nonemployee Board Members
Subject to the First Data Corporation 2015 Omnibus Incentive Plan (Plan), First Data Corporation (First Data) and the Participant (you) agree as follows:
1.    Definitions. The term Grant Date means the grant date specified in the First Data Corporation Equity Grant Notice attached as Exhibit A (Grant Notice). Other capitalized terms that are not defined in this Agreement have the meanings defined in the Plan.
2.    Grant of Common Stock. First Data grants to you, upon the Grant Date, the number of shares of Common Stock (Shares) specified in your Grant Notice.
3.    Vesting. All of the Shares will be vested on the Grant Date.
4.    Clawback/Forfeiture. If you have engaged in or engage in any Detrimental Activity, the Board may take any action permitted under the Plan, including: (1) requiring you to forfeit the Shares to First Data; or (2) requiring you to forfeit and repay to First Data any gain realized on the sale of the Shares. In addition, if you receive any amount greater than what you should have received under this Agreement, you must repay any excess amount to First Data. The Shares will be subject to reduction, cancellation, forfeiture, or recoupment to the extent required by law.
5.    Tax Withholding. This Award will be subject to all applicable taxes as provided in Section 14(d) of the Plan.
6.    Notice. Every notice or other communication relating to this Agreement between First Data and you must be in writing. All notices and communications between you and any third-party Plan administrator must be mailed, delivered, transmitted, or sent according to that administrator’s procedures.
7.    Binding Effect. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, and successors of First Data and you.
8.    Waiver and Amendments. The Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate this Agreement, prospectively or retroactively, except that your consent will be required for any waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect your rights. No waiver of rights by First Data or you will constitute a waiver of any subsequent occurrences or transactions unless the waiver specifically states that it is to be construed as a continuing waiver. The Board’s authority under this Section 8 may be subject to stockholder approval as required under Section 13(b) of the Plan.
9.    Governing Law; Forum. This Agreement will be construed and interpreted under the laws of the State of Delaware, without regard to the principles of conflicts of law. If any controversy between First Data and you arises out of, or relates to, this Agreement, First Data and you agree and consent to the exclusive jurisdiction and venue of the state and federal courts of New Castle County in the State of Delaware.
10.    Plan. The terms of the Plan are incorporated into this Agreement. In the event of a conflict or inconsistency between the terms of the Plan and this Agreement, the Plan will control. You acknowledge that a copy of the Plan (which is filed publicly) has been made available to you, as well as a prospectus describing the terms of the Plan.
11.    Imposition of Other Requirements. First Data may impose any other requirements on your participation in the Plan, on the Shares, and on any shares acquired under the Plan, if First Data determines it is necessary or advisable for legal or administrative reasons. First Data may also require you to sign any additional agreements that may be necessary to accomplish the foregoing.

12.    Entire Agreement. Your Grant Notice, this Agreement, and the Plan constitute the entire understanding between First Data and you regarding the Shares.